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                                                                 EXHIBIT 10.1(P)

                                   AMERICAN BUSINESS PRODUCTS, INC.
                                   POST OFFICE BOX 105684 ATLANTA, GEORGIA 30348
                                   (770) 953-8300             Fax (770) 989-0220




June 26, 1997


Mr. John H. Karr
1641 Summit Drive
Columbus,  Georgia 31906

Dear John,

This letter will confirm our offer and your acceptance of employment by American Business Products effective June 30, 1997. The key terms of your employment are as follows:

Subject to approval of the Company's Board of Directors, you will be appointed Treasurer and an Officer of the Company. Pending such approval you will serve as Director of Treasury Operations.

Your starting salary will be $125,000 per year. Your salary will be reviewed and may be increased at the Company's discretion effective January 1, 1998, and thereafter.

You will participate in the Company's management bonus plan. Your bonus for 1997 will be no less than 25% of the salary paid to you in 1997.

You will participate in the Company's stock option plan. Management will recommend to the Board of Directors that you be granted options on 2,500 shares of Company common stock for 1997.

You will relocate your place of residence to Atlanta reasonably promptly. To partially defray your related costs the Company will pay you a $25,000 special bonus by July 15, 1997. If your employment by the Company terminates within 25 months of that date, upon termination you will repay the special bonus to the Company less $1,000 for each month you are employed by the Company.

You will be entitled to four weeks of paid vacation per year.

If the Company should terminate your employment for any reason except for cause, it will pay you nine months salary as severance, provide you outplacement services at a cost not greater than $15,000 and, at the Company's election, either vest any unvested Company contribution to your account in the Company's Profit Sharing and 401(k) plans or add to your severance an amount equal to the amount of any such unvested contribution.



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You will be eligible to participate in all other normal Company benefit programs such as life insurance plans, medical and dental plans, profit sharing retirement plan, 401(k) plan, disability plans, etc., according to their terms. The Company will reimburse your "COBRA" premiums to continue your current coverage under your prior employer's medical plan until the expiry of the thirty day waiting period applicable to admission to the Company's insurance plans. The Company will waive the one-year waiting period applicable to reimbursement of certain physical examination costs if incurred by you in compliance with the terms of the Company's executives physical examination reimbursement program.

Please indicate your acceptance of employment on the terms above by signing both original copies of this letter and returning one to me.

John, we are glad that you have agreed to join us and we look forward to a productive and mutually beneficial association.


Sincerely,

AMERICAN BUSINESS PRODUCTS, INC.


/s/ Richard G. Smith

Richard G. Smith
Vice President and
Chief Financial Officer



AGREED:


/s/John H. Karr            6/29/97
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John H. Karr                  Date